NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. FILES
FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2009

AUSTIN, TX, July 15, 2009 – Stratus Properties Inc. (NASDAQ: STRS) announced today that on July 15, 2009, the Company filed its Form 10-Q for the quarterly period ended March 31, 2009, (the First-Quarter 2009 Form 10-Q) with the Securities and Exchange Commission (SEC).

Stratus reported a net loss of $1.7 million, $0.23 per share, for the first quarter of 2009, compared to a net loss of $0.2 million, $0.02 per share, for the first quarter of 2008.

In connection with reporting its financial results for the year ended December 31, 2008, Stratus reviewed its accounting for capitalization of property taxes and determined that the manner in which it had previously accounted for certain property taxes was not in accordance with Statement of Financial Accounting Standards (SFAS) No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” Following completion of an analysis to quantify the effect of this matter, as well as the matters discussed in Stratus’ Form 10-Q for the quarterly period ended September 30, 2008 related to Stratus’ accounting for capitalization of interest and its equity in unconsolidated affiliate’s income, Stratus has revised previously reported comparative amounts included in its First-Quarter 2009 Form 10-Q to correct for the effect of these items.  The after-tax effect of the adjustments decreased Stratus’ net income by $0.2 million, $0.03 per share, for the three months ended March 31, 2008.

On May 15, 2009, Stratus received a Staff Determination letter from The NASDAQ Stock Market, Inc. (NASDAQ) stating that, in accordance with NASDAQ Marketplace Rule 5250(c)(1), Stratus’ common stock is subject to delisting for failure to file its annual report on Form 10-K for the year ended December 31, 2008 (the 2008 Form 10-K), by the May 14, 2009 deadline previously granted by the NASDAQ Listing Qualifications Staff and for failure to timely file its First-Quarter 2009 Form 10-Q by the May 11, 2009 SEC filing deadline.  On May 22, 2009, Stratus requested a hearing to appeal NASDAQ’s Staff Determination and also requested a further stay on the delisting of its securities, both of which were granted.  Stratus was subsequently notified by NASDAQ that the delisting action was stayed pending a hearing before the NASDAQ Listing Qualifications Hearings Panel (the Panel), which was held on June 25, 2009.  One day prior to the hearing, on June 24, 2009, Stratus filed its 2008 Form 10-K with the SEC.

On July 8, 2009, Stratus received a letter from NASDAQ advising Stratus that the Panel had granted Stratus’ request for continued listing on NASDAQ subject to certain conditions.  The terms of the Panel’s decision include a condition that Stratus file its First-Quarter 2009 Form 10-Q by July 24, 2009.  With the filing of the First-Quarter 2009 Form 10-Q today, Stratus believes it has complied with the terms of the Panel’s decision and has regained compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 5250(c)(1).  Stratus is awaiting such an acknowledgement from NASDAQ.

For additional information regarding Stratus’ first-quarter 2009 results and an update of Stratus’ development activities, refer to Stratus’ First-Quarter 2009 Form 10-Q, which was filed today with the SEC.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, multi-family and residential real estate located primarily in the Austin, Texas area.
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A copy of this release is available on Stratus’ web site, www.stratusproperties.com.
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